EXHIBIT 99.1

VillageEDOCS and Catch Curve Announce New Patent License Agreement

Tustin, CA and Atlanta, GA—May 16, 2006— VillageEDOCS (OTCBB: VEDO) and Catch Curve, Inc., an intellectual property development and licensing firm, today announced that VillageEDOCS has taken a license to the AudioFAX™ patent portfolio. Under the license agreement, VillageEDOCS has obtained a non-exclusive license to use the AudioFAX technology. Specific terms of the license agreements were not disclosed.

The AudioFAX patents cover a broad range of inventions that incorporate fax store-and-forward technologies. These technologies are used in products and services such as fax-to-email, fax broadcasting, fax-on-demand and “real-time” fax over the Internet.

The AudioFAX patents have been at the center of a successful licensing program. Since its inception, the AudioFAX Patent Licensing Program has licensed this technology to over 40 companies, including 3Com, AccessLine, AT&T, Cable & Wireless, Callware, Captaris, Castelle, Cisco Systems, FaxNet, FaxSav, Glenayre, Interactive Intelligence, Intervoice, j2 Global Communications, LogicaCMG, MCI Telecommunications, Mitel, NEC, Omtool, Open Port, Open Text, Premiere Technologies and Premiere Communications, Send2Fax, Siemens, SmarTalk, Sprint, SS8 Networks, UNIFI Communications, uReach, VoiceCom, WorldCom and Xpedite, among others.

Companies interested in a license to the AudioFAX patents may contact Michael McLaughlin or Ryan Strong of IPinvestments Group at 404-962-8740, or via email at mmclaughlin@ipinvestmentsgroup.com and rstrong@ipinvestmentsgroup.com.

About VillageEDOCS

VillageEDOCS, through its MessageVision subsidiary, is a leading provider of comprehensive business-to-business business information delivery services and products for organizations with mission-critical needs, including major corporations, government agencies and non-profit organizations. Through its Tailored Business Systems subsidiary, VillageEDOCS provides accounting and billing solutions for county and local governments. Through its Resolutions subsidiary, VillageEDOCS provides products for document management, document imaging, electronic forms, document archiving, and e-mail archiving. Through its GoSolutions subsidiary, VillageEDOCS provides enhanced voice and data delivery services. For further information, visit our website at www.villageedocs.com.

Contact Information: Michael Richard Phone: 714.734.1030, Fax: 714.734.1040, email: info@villageEDOCS.com, Corporate Website: www.villageedocs.com Service Website: www.villagefax.net

About Catch Curve

Catch Curve, Inc. is an intellectual property development and licensing company focused on communications and messaging technologies based in Atlanta, Georgia.

Contact:

Michael W. McLaughlin

IPinvestments Group

mmclaughlin@ipinvestmentsgroup.com

404-962-8740

AudioFAX is a trademark of Catch Curve, Inc.

Cautionary Statement Regarding Forward-Looking Information

All statements in this press release that do not directly and exclusively relate to historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, and other forward looking statements in this press release, represent VillageEDOCS’ plans, intentions, expectations and belief and are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected or expressed herein. These include uncertainties in the market, competition, legal, regulatory initiatives, success of marketing efforts, availability, terms and deployment of capital, and other risks detailed in VillageEDOCS’ SEC reports, of which many are beyond the control of VillageEDOCS. VillageEDOCS assumes no obligation to update or alter the information in this press release. Investors are cautioned not to put undue reliance on any forward-looking statements. For these statements, VillageEDOCS claims the protection of the safe harbor for forward-looking statements contained in Section 21E of the Exchange Act.